Exhibit 99.1

ELECTRONIC ARTS PROPOSES TO ACQUIRE TAKE-TWO INTERACTIVE SOFTWARE

FOR $26 PER SHARE IN CASH, OR APPROXIMATELY $2.0 BILLION

Proposal Represents 64 Percent Premium to Take-Two’s February 15th Closing Price and

63 Percent Premium to Take-Two’s Closing Price Over the Previous 30 Days

REDWOOD CITY, Calif., Feb. 24, 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) today announced that it has proposed to acquire Take-Two Interactive Software, Inc. (“Take-Two”) (NASDAQ: TTWO) in an all-cash merger valued at approximately $2.0 billion.

EA’s proposal of $26 per share in cash represents a premium of 64 percent over Take-Two’s closing stock price on Feb. 15th, the last trading day before EA sent its revised proposal to Take-Two, and a 63 percent premium over Take-Two’s 30-day trailing average price over the thirty trading days ending on that date.

EA’s proposal was contained in a letter sent on Feb. 19th by EA Chief Executive Officer John Riccitiello to Strauss Zelnick, Executive Chairman of the Board of Directors of Take-Two. The Take-Two Board’s subsequent rejection of the EA proposal led to EA’s decision to release the letter and bring its proposal to the attention of all Take-Two shareholders.

Mr. Riccitiello said today: “Our all-cash proposal is a unique opportunity for Take-Two shareholders to realize immediate value at a substantial premium, while creating long-term value for EA shareholders. Take-Two’s game designers would also benefit from EA’s financial resources, stable, game-focused management team, and strong global publishing capabilities.”

The EA letter warned that further Take-Two delay in accepting EA’s proposal could prevent Take-Two’s shareholders and other constituents from realizing its benefits. “There can be no certainty that in the future EA or any other buyer would pay the same high premium we are offering today,” Mr. Riccitiello wrote. The letter added that timely completion of the proposed transaction would allow EA’s strong publishing and distribution network to positively impact the ongoing post-launch sales of GTA IV and support the new Take-Two titles scheduled for launch later in the year and during the holiday selling season.

As noted in EA’s Feb. 19th letter, EA’s proposal is not conditioned on any financing requirement. It is, however, subject to certain customary conditions as set forth in the letter. EA’s $26 per share proposal is based on the current equity capitalization of Take-Two. Although EA indicated in the letter that its proposal was subject to negotiations commencing by Feb. 22nd, EA intends to keep its proposal open for the present to give Take-Two’s shareholders and Board of Directors further time to consider it.

The full text of EA’s letter to Take-Two follows:

February 19, 2008

Mr. Strauss Zelnick

Executive Chairman of the Board of Directors

Take-Two Interactive Software, Inc.

622 Broadway

New York, NY 10012

Dear Strauss:

Thank you for your letter of February 15, 2008. While I appreciate its courteous tone and value our ongoing dialogue, I am disappointed that you have rejected Electronic Arts Inc.’s (“EA’s”) $25 per share cash offer to acquire Take-Two Interactive Software, Inc. (“Take-Two”) and declined to engage in the friendly negotiations we proposed. We continue to believe that an acquisition of Take-Two by EA is in the best interests of your shareholders, employees and other constituents, and we remain interested in acquiring Take-Two. So, to further demonstrate our seriousness and encourage you to move forward now, I am writing to increase EA’s offer to acquire all of the outstanding shares of Take-Two to $26 per share in cash. This offer is subject to Take-Two agreeing by February 22, 2008 to commence negotiation of a definitive merger agreement and to permit EA to commence a limited due diligence review of Take-Two.

Our revised all-cash offer represents a 64% premium over Take-Two’s most recent closing price and a 63% premium over Take-Two’s 30-day trailing average price (based on prices as of market close on Friday, February 15th). We believe our offer represents a unique and compelling opportunity for Take-Two shareholders to maximize the value of their investment in the company, with materially lower risk than if Take-Two proceeds on a stand-alone basis.

We also believe that the transaction we are proposing represents a uniquely attractive opportunity for Take-Two’s creative teams and key employees. EA is a diversified leader with well-established franchises and proven intellectual properties, global reach, and significant financial resources. I know we both agree that Take-Two’s talented creative teams deserve a permanent home within a stable and growing publisher that provides these teams an environment to do what they do best – create great games. EA is organized in a four-label model that provides our creative teams the autonomy they need to fully realize their creative ambitions, while also providing a stable and supportive corporate and publishing infrastructure which allows them to best address the global marketplace. We have the resources to make the significant investments in technology and infrastructure needed for the most creative and innovative games in the industry. In short, a combination with EA would provide Take-Two’s studios and employees a combination of the right resources for investment and global reach, and the right environment to do their best work.

We believe that Take-Two’s shareholders would not be well-served by any further delay in negotiating and completing the proposed merger. While the videogame industry remains an attractive, high-growth business, the challenges and risks in the business are escalating, and the need for scale is becoming more pronounced. Despite steps taken since March 2007, Take-Two remains dependent on a limited number of titles, and has limited capital resources. In addition, Take-Two faces ongoing financial, legal and operating issues and a very intense competitive environment. Given these factors, we believe it will be increasingly difficult for Take-Two to create sustainable shareholder value and that Take-Two remains exposed to considerable risk of value loss.

We also believe that any delay in this proposed transaction works against the interest of Take-Two’s shareholders, because:

•	There can be no certainty that in the future EA or any other buyer would pay the same high premium we are offering today. We place significant value on the ability to close the transaction relatively quickly so that EA’s strong publishing and distribution network, including our global packaged goods, online and wireless publishing organizations, can positively impact the catalogue sales of GTA IV and also the launch and sale of titles released later this year. We want to work with you and your team to complete the transaction in time to begin realizing its significant marketplace benefits in advance of this year’s holiday selling season.

•

We believe Take-Two’s current share price already reflects investor expectations for a strong release of GTA IV as well as the longer-term issues that Take-Two faces. Once GTA IV ships, Take-Two will again be dependent on less-popular titles and face increasing challenges to compete with larger and better-capitalized competitors.

•	With GTA IV shipping on April 29, development on this important title must now be essentially complete. We believe now is the right time to complete a transaction with minimal disruption for Take-Two.

We also believe the transaction we are proposing will create value for EA’s shareholders. In addition to the top-line benefits noted above, we can achieve bottom-line benefits by combining Take-Two’s and EA’s corporate and publishing infrastructures and by optimally supporting Take-Two’s creative teams and intellectual properties in EA’s decentralized label structure.

Considerable thought, time and resources have been put forth in developing this offer, and our Board of Directors unanimously supports it. Our offer is not conditioned on any financing requirement. It is subject to the satisfactory completion of a due diligence review of Take-Two, the negotiation and execution of mutually acceptable definitive transaction agreements, and the satisfaction of customary conditions to be set forth in such agreements. We are prepared to move forward immediately with formal due diligence and the negotiation and execution of a definitive merger agreement and believe that with adequate access to the necessary information and people, we can complete both in approximately two weeks. We believe that our due diligence review can be completed with minimal disruption, requiring only limited access to a small number of senior executives of Take-Two and its legal, accounting and financial advisors. We also have prepared a draft merger agreement that we can forward to you immediately.

Our strong preference is to conduct a private negotiation. If you are unwilling to proceed on that basis, however, we may pursue other means, including the public disclosure of this letter, to bring our offer and the compelling value it represents to the attention of Take-Two’s shareholders.

I am available to meet and discuss any and all aspects of this proposal with you and your Board. Again, we believe this proposal represents a unique opportunity to maximize value for Take-Two’s shareholders, and that the combined enterprise would be extraordinarily well positioned to build value for our respective customers, employees, developers and other business partners. We hope that you and your Board share our enthusiasm, and we look forward to hearing back from you by February 22.

Sincerely,

John Riccitiello

Chief Executive Officer

* * *

Conference Call

Electronic Arts will host a conference call on Monday, February 25, 2008 at 5:00 am PT (8:00 am ET) to discuss its proposal to acquire Take-Two Interactive and may disclose other material developments affecting its business and/or financial performance. Listeners may access the conference call live through the following dial-in number: (877) 795-3647, access code 220497, or via webcast at http://www.eatake2.com.

A dial-in replay of the conference call will be provided shortly after the call ends and remain available until March 3, 2008 at (719) 457-0820, access code 220497. A webcast archive of the conference call will be available shortly after the call ends at

http://www.eatake2.com.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com. For more information about EA’s proposal to acquire Take-Two, please visit http://www.eatake2.com.

For additional information, please contact:

Tricia Gugler	Jeff Brown
Director	Vice President
Investor Relations	Corporate Communications
650-628-7327	650-628-7922

Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities. This material is not a substitute for the proxy statement Take-Two would file with the SEC if an agreement between EA and Take-Two is reached or any other documents which EA may file with the SEC and send to Take-Two stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TAKE-TWO ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov. Free copies of any documents filed by EA with the SEC can also be obtained by directing a request to EA, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-1500.

EA and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EA’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended March 31, 2007, which was filed with the SEC on May 30, 2007, its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on June 20, 2007, and Forms 8-K, which were filed with the SEC on June 6, 2007 and July 17, 2007. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Forward Looking Statements

Some statements set forth in this press release, including those regarding EA’s proposal to acquire Take-Two and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that EA’s proposal to acquire Take-Two will be rejected by Take-Two’s board of directors or shareholders; the possibility that, even if EA’s proposal is accepted, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on EA’s and Take-Two’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Take-Two’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007). If any of these risks or uncertainties materializes, the proposal may not be accepted, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or Take-Two’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All information in this press release is as of February 24, 2008. EA undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.